Exhibit 99.1

[GENAERA LOGO]

FOR IMMEDIATE RELEASE

Contact:

Genaera Corporation	The Trout Group/BMC Communications
Jennifer Bilotti	Jonathan Fassberg ext. 16 (investor inquiries)
(610) 941-4020	Brad Miles ext. 17 (media inquiries)
www.genaera.com	(212) 477-9007

Genaera Initiates Second Phase II Macular Degeneration Clinical Trial for Squalamine

Plymouth Meeting, PA — June 16, 2004, — Genaera Corporation (NASDAQ: GENR) today announced the opening of enrollment for the second and largest of its U.S. Phase II clinical trials of its first in class small molecule systemically administered anti-angiogenic drug, squalamine, for the treatment of the “wet” age-related macular degeneration (AMD).

This Phase II study is an exploratory trial designed to evaluate the safety and efficacy of squalamine as first-line therapy in 100 patients with AMD over a two-year period. This Phase II multi-center, randomized, double masked, controlled study will evaluate two dose levels of squalamine (20 mg or 40 mg) given once weekly for four weeks, followed by maintenance doses once every four weeks through week 48. At the end of therapy, each patient will be followed for an additional 52 weeks. .

“This trial, the second to start of three planned, is the cornerstone of Genaera’s Phase II studies. This Phase II trial will be running while we are actively preparing for our Phase III trials anticipated to begin in early 2005. Analyses from this study are to be used in coordinating our Phase III activities,” commented Roy C. Levitt, MD, President and Chief Executive Officer. “We are very fortunate to have an outstanding group of retinal experts and their investigative teams participating in this exciting study. These investigators and their associates are highly skilled in the diagnosis and use of approved and investigational treatments for patients with wet age-related macular degeneration.”

Squalamine Mechanism of Action

Squalamine directly interrupts and reverses multiple facets of the angiogenic process. Working within activated endothelial cells, squalamine inhibits growth factor signaling including VEGF, integrin expression, and reverses cytoskeleton formation, thereby resulting in endothelial cell inactivation and apoptosis. Systemically administered squalamine inhibits abnormal angiogenesis in rodent models of retinopathy of prematurity, and the development of choroidal neovascular membranes in rat models of AMD. Additional preclinical studies have demonstrated that systemic squalamine administration is effective in reaching abnormal ocular blood vessels in primates, and leads to partial regression and inhibition of new abnormal vessels in the eye. These results support that squalamine may have a role in the treatment of human choroidal neovascular membrane formation that underlies the pathology of wet AMD.

About AMD

Angiogenesis resulting from AMD is the leading cause of legal blindness among adults age 50 or older in the Western world. About 25-30 million people are affected globally with AMD. This number is expected to triple over the next 25 years.

AMD occurs in two types: the “dry” form and the more severe “wet” form. Wet AMD is caused by the growth of abnormal blood vessels, or choroidal neovascularization, under the central part of the retina, the macula. Dry AMD, or the avascular form is the more common and milder form of AMD, accounting for 85% to 90% of all cases. Dry AMD results in varying forms of sight loss and may or may not eventually develop into the wet form. Although the wet form of AMD accounts for only 10% to 15% of all AMD, the chance for severe sight loss is much greater. It is responsible for 90% of severe vision loss associated with AMD. Approximately 500,000 new cases of wet AMD are diagnosed annually worldwide. In North America alone, approximately 200,000 new cases of wet AMD are diagnosed each year.

Genaera Corporation is a biopharmaceutical company committed to developing medicines for serious diseases from genomics and natural products. Research and development efforts are focused on anti-angiogenesis and respiratory diseases. Genaera has three products in development addressing substantial unmet medical needs in major pharmaceutical markets. These include squalamine, an anti-angiogenesis treatment for cancer and eye disease; interleukin-9 antibody, a respiratory treatment based on the discovery of a genetic cause of asthma; and LOMUCIN™, a mucoregulator to treat the overproduction of mucus and secretions involved in many forms of chronic respiratory disease. For more information on Genaera, visit the company’s website at www.genaera.com.

This announcement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties, known and unknown. Forward-looking statements reflect management’s current views and are based on certain expectations and assumptions. You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “believe”, “continue,” “develop,” “expect,” “plan” and “potential” or other words of similar meaning. Genaera’s actual results and performance could differ materially from those currently anticipated and expressed in these and other forward-looking statements as a result of a number of risk factors, including, but not limited to; Genaera’s history of operating losses since inception and its need for additional funds to operate its business; the costs, delays and uncertainties inherent in scientific research, drug development, clinical trials and the regulatory approval process; the risk that clinical trials for Genaera’s product candidates, including, squalamine, may not be successful; the risk that Genaera may not obtain regulatory approval for its products, whether due to adequacy of the development program, the conduct of the clinical trials, changing regulatory requirements, different methods of evaluating and interpreting data, regulatory interpretations of clinical risk and benefit, or otherwise; Genaera’s reliance on its collaborators, in connection with the development and commercialization of Genaera’s product candidates; market acceptance of Genaera’s products, if regulatory approval is achieved; competition; general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industry; and the other risks and uncertainties discussed in this announcement and in Genaera’s filings with the U.S. Securities and Exchange Commission, all of which are available from the Commission in its EDGAR database at www.sec.gov as well as other sources. You are encouraged to read these reports. Given the uncertainties affecting development stage pharmaceutical companies, you are cautioned not to place undue reliance on any such forward-looking statements, any of which may turn out to be wrong due to inaccurate assumptions, unknown risks, uncertainties or other factors. Genaera does not intend (and it is not obligated) to publicly update, revise or correct these forward-looking statements or the risk factors that may relate thereto.